UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934



       Date of Report: (Date of earliest event reported) January 25, 2005



                              CORNING INCORPORATED
             (Exact name of registrant as specified in its charter)



New York                           1-3247                   16-0393470
(State or other jurisdiction       (Commission              (I.R.S. Employer
of incorporation)                  File Number)             Identification No.)


One Riverfront Plaza, Corning, New York                     14831
(Address of principal executive offices)                    (Zip Code)


(607) 974-9000
(Registrant's telephone number, including area code)


N/A
(Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

The January 25, 2005 press release announcing the financial results for the Corning Incorporated 2004 fourth quarter and its first quarter 2005 earnings guidance is attached as Exhibit 99 and is incorporated herein by reference.

The information in this report, being furnished pursuant to Item 2.02 and 7.01 of Form 8-K, shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that Section, and is not incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 7.01. Regulation FD Disclosure.

Additional information concerning the Corning Incorporated ("Corning") 2004 fourth quarter earnings and 2005 first quarter guidance is being presented to investors in a teleconference call on January 26, 2005. During that call, management will state that we are terminating one of the distributors in the life sciences segment, and that, although management plans to add additional distribution channels to replace this volume, this may have a possible 10% to 20% impact on that segment's annual 2005 sales revenues and a slight potential impact on Corning's first quarter 2005 revenues.

Item 9.01. Financial Statements and Exhibits.

(c)      Exhibit

         99       Press release dated January 25, 2005.

Safe Harbor Statement

Statements contained in the Item 7.01 Regulation FD Disclosure and the exhibit to this report that state the Company's or its management's expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The Company's actual results could differ materially from those projected in such forward-looking statements. Factors that could affect those results include those mentioned in the documents that the Company has filed with the Securities and Exchange Commission.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              CORNING INCORPORATED
                              Registrant



Date: January 25, 2005        By    /s/  KATHERINE A. ASBECK
                                         -------------------------------------
                                         Katherine A. Asbeck
                                         Senior Vice President and Controller

                                                                     Exhibit 99
                                                                     ----------





FOR RELEASE -- JANUARY 25, 2005

Media Relations Contact:                             Investor Relations Contact:
Daniel F. Collins                                    Kenneth C. Sofio
(607) 974-4197                                       (607) 974-7705
collinsdf@corning.com                                sofiokc@corning.com


                     Corning Reports Fourth-Quarter Results
                 Quarterly sales up 26 percent versus prior year
                         2004 sales increase 25 percent

CORNING, N.Y.--Corning Incorporated (NYSE: GLW) today announced fourth-quarter sales of $1.033 billion, with net income of $163 million, or $0.11 per share. Net income includes net special charges of $14 million, or $0.01 per share.

Excluding these net charges, Corning's earnings per share (EPS) would have been $0.12 and at the high end of previously-announced quarterly guidance. This EPS is a non-GAAP financial measure. This and all non-GAAP financial measures are reconciled on the company's investor relations Web site and in attachments to this news release.

For the year, Corning recorded sales of $3.85 billion, an increase of 25 percent over 2003 sales of $3.09 billion. The company had a net loss of $2.17 billion or $1.56 per share. This compares to a 2003 net loss of $223 million or $0.18 per share. Excluding special items, Corning had net income for the year of $674 million or $0.45 per share in 2004, compared to net income of $128 million or $0.10 per share in 2003. This is a non-GAAP financial measure.

James R. Houghton, chairman and chief executive officer, said, "We had a solid fourth quarter and a spectacular year. Three years ago we embarked on a significant restructuring of the company. At that time, I said we knew there was a light at the end of the tunnel, but we did not know how long it was. I am pleased to say today that we have emerged from that tunnel, and we believe Corning has a very bright future."

Houghton added, "This is the second consecutive year that we have achieved a $500 million improvement in profitability before special items. I believe that we have strong momentum across a number of our business segments going into 2005." Profitability before special items is a non-GAAP financial measure.




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


Corning Reports Fourth-Quarter Results
Page Two


Fourth-quarter Operating Results
Corning's fourth-quarter sales of $1.033 billion increased 3 percent over the previous quarter's sales of $1.006 billion, and increased 26 percent over the prior year's fourth-quarter sales of $820 million. Gross margin for the fourth quarter declined to 35 percent versus 40 percent in the previous quarter, a result of lower margins in the Telecommunications segment caused by a number of adjustments not expected to reoccur in the first quarter, the write-off of certain assets in the semiconductor product line, and weak manufacturing performance in the Environmental Technologies segment.

The  company  recorded  $311  million in  fourth-quarter  sales for its  Display
Technologies segment, a 5 percent increase over third-quarter sales of $295 million. Sequential quarterly volume in liquid crystal display (LCD) glass increased 2 percent, and movements in exchange rates resulted in a 3 percent increase in sales. Pricing for the quarter again remained stable, and net income for the segment increased 6 percent to $151 million from $142 million in the previous quarter. For the full year, Corning's LCD glass volume increased by 65 percent.

Wendell P. Weeks, president and chief operating officer, said, "While our Display Technologies segment experienced some Taiwanese customer slowdowns in November, we had very strong performance in December. The slight slowdown in orders has allowed us to rebuild our inventory levels to more efficiently manage our customer requirements."

Telecommunications segment sales were $423 million, a 3 percent increase over third-quarter sales of $412 million. Excluding the impact of the divestiture of the frequency control product line, sales increased 6 percent. The segment recorded a net loss of $9 million versus a net loss of $1.82 billion in the third quarter. The third-quarter loss was primarily due to goodwill, fixed assets and equity method investment impairment charges. Fourth-quarter fiber volume was essentially flat compared to the third-quarter results and better than the company expected. Fiber pricing was down only slightly in the quarter.

"Our fourth-quarter telecommunications results continue to reflect the strength of hardware, cable and fiber sales in North America, particularly related to Verizon's fiber-to-the-premises buildout, as well as higher than usual project sales," Weeks said.

Environmental Technologies segment sales for the fourth quarter were $130 million, a decline of 4 percent from the previous quarter's sales of $136 million. Sales were impacted by the normal end-of-the-year slowdown in auto production. Quarterly segment earnings were impacted by continued difficulties in manufacturing performance at several facilities. Due to normal seasonality, the Life Sciences segment sales and earnings declined slightly from the previous quarter.





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


Corning Reports Fourth-Quarter Results
Page Three


"This was a very satisfying quarter for Corning. Our sales increased 26 percent compared to this same period last year. Excluding special items, our net income improved by $125 million, and our EPS was three times what it was last year," Weeks said. These are non-GAAP financial measures.

Special Items
Corning's fourth-quarter net special charges consisted of a $17 million charge to reflect the increase in the fair market value of Corning common stock to be contributed to settle the asbestos litigation related to Pittsburgh Corning Corporation and $3 million of net credits related to adjustments to restructuring reserves.

For the full year, the company's net income was reduced by $2.839 billion, or $2.01 per share, of net charges comprising the following:
..    Restructuring,  impairment  and other charges and credits of $1.789 billion
     ($1.802 billion after-tax and minority interest) primarily related to the impairment of goodwill and fixed assets in the Telecommunications segment.
..    An asbestos  settlement  charge of $33 million ($30 million  after-tax)  to reflect the increase in the market value of Corning's common stock to be contributed to settle the asbestos litigation related to Pittsburgh Corning Corporation.
..    A loss on  repurchases  and  retirement of debt of $36 million ($34 million after-tax) related to Corning's ongoing debt reduction program.
..    A provision  for income taxes of $937 million as a result of the  company's decision to increase its valuation allowance against a significant portion of its deferred tax assets.
..    Equity  method  charges of $56  million,  included  in equity  earnings  of associated companies, net of impairments, of which $35 million related to impairments of certain Telecommunications segment equity method investments and $21 million related to restructuring actions and bankruptcy related charges recorded by Dow Corning Corporation.
..    Income from  discontinued  operations  of $20 million  related to the final settlement  of escrowed  proceeds  from the 2002 sale of Corning  Precision
     Lens.

Cash Flow/Liquidity Update
Corning ended the year with $1.9 billion in cash and short-term investments, an increase from the previous quarter's balance of $1.7 billion. The cash increase was primarily due to strong cash flow from operations, including the receipt of a $102 million customer deposit. The company's debt-to-capital ratio was 41 percent, a slight decline from the previous quarter's ratio of 42 percent.

"We continue to make progress on our financial priorities. We met or exceeded all of our expectations for the year. Our balance sheet continued to improve. We reduced our overall debt level, and we had operating cash flow of over $1 billion," said James B. Flaws, vice chairman and chief financial officer.

                                     (more)

Corning Reports Fourth-Quarter Results
Page Four


First-Quarter Outlook
Corning said that it expects first-quarter sales to be in the range of $980 million to $1.03 billion and EPS in the range of $0.11 to $0.13 before special items. This EPS estimate is a non-GAAP financial measure and excludes any possible special items. The company expects foreign exchange rates to remain stable and that its gross margin will be in the range of 37 percent to 38 percent for the quarter.

In the Display Technologies segment, Corning expects that the sequential volume growth will be in the range of 5 percent to 10 percent, including both its wholly-owned business and Samsung Corning Precision Glass Co. Ltd., a 50 percent owned equity company. The sequential volume growth in Corning's wholly-owned business is expected to be flat to up 10 percent in the first quarter. Samsung Corning Precision is anticipating sequential volume growth of 5 percent to 15 percent for the quarter. The rate of volume growth will be largely dependent upon the industry's ability to efficiently bring on new panel manufacturing capacity during the quarter, as well as continued strong market demand for LCD products. Corning noted that its capacity expansion plans are modular and may be adjusted if industry growth projections change. While the company anticipates continued growth in the LCD glass market during the first quarter, it also noted that the level of glass demand could differ by geographic region.

Pricing for LCD glass is expected to begin to decline after being stable to up slightly over the last two years. As a result, the company anticipates that the average price for LCD glass will be down approximately 5 percent sequentially in the first quarter.

"Last week, we introduced the first successful commercial application of Generation 7 LCD glass substrates at Samsung Corning Precision. This larger size glass substrate is designed to support the LCD TV market, which we continue to believe will be a significant driver of LCD glass volume increases for the next several years," Flaws said.

In the Telecommunications segment, the company is anticipating first-quarter sequential fiber volume will be flat to down 10 percent against an unusually strong fourth quarter. First-quarter fiber price declines are expected to be around 5 percent.

The company noted that at the end of the fourth quarter it received final notification from the People's Republic of China's Ministry of Commerce that it had removed its preliminary fiber dumping determination which had placed a 16 percent duty on Corning fiber imports. Previously, the company said that its fiber exports to China had been impacted by the preliminary determination. "We are very pleased with the final ruling," Flaws said. "It alleviates any uncertainty about our ability to compete in the very important and growing China region. We are hopeful about regaining lost market share in this dynamic fiber market," he said.




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


Corning Reports Fourth-Quarter Results
Page Five


Flaws added "We are entering the first quarter with excellent momentum in our major businesses. Corning's management team will be discussing the outlook for our businesses in more depth at our annual investor meeting in New York City on Feb. 4."

Fourth-Quarter Earnings and Conference Call Information
The company will host a fourth-quarter conference call at 8:30 a.m. EST on Wednesday, Jan. 26. To access the call, dial (630) 395-0018. The password is Earnings. The leader is Sofio. A replay of the call will begin at approximately 10:30 a.m. EST and will run through 5 p.m. EST, Wednesday, Feb. 9, 2005. To listen, dial (203) 369-0275, no pass code is required. To listen to a live audio webcast of the call at 8:30 a.m. on Wednesday, Jan. 26, please go to Corning's Web site and follow the instructions: http://www.corning.com/investor_relations. The audio webcast will be archived for one year following the call.

Annual Investor Meeting
Corning will host its annual investor  meeting in New York City on Friday,  Feb.
4. Investors who are interested in attending should register prior to the event at http://www.shareholder.com/corning/registration.cfm.

Presentation of Information in this News Release
Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning's non-GAAP net income and EPS measures exclude restructuring, impairment and other charges and adjustments to prior estimates for such charges. Additionally, the company's non-GAAP measures exclude adjustments to asbestos settlement reserves required by movements in Corning's common stock price, gains and losses arising from debt retirements, charges or credits arising from adjustments to the valuation allowance against deferred tax assets, equity method charges resulting from impairments of equity method investments or restructuring, impairment or other charges taken by equity method companies, and gains from discontinued operations. The company believes presenting non-GAAP net income and EPS measures is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. These non-GAAP measures are reconciled on the company's Web site at www.corning.com/investor-relations and accompany this news release.

About Corning Incorporated
Corning Incorporated (www.corning.com) is a diversified technology company that concentrates its efforts on high-impact growth opportunities. Corning combines its expertise in specialty glass, ceramic materials, polymers and the manipulation of the properties of light, with strong process and manufacturing capabilities to develop, engineer and commercialize significant innovative products for the telecommunications, flat panel display, environmental, semiconductor, and life sciences industries.



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


Corning Reports Fourth-Quarter Results
Page Six


Forward-Looking and Cautionary Statements
This news release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic and political conditions; tariffs, import duties and currency fluctuations; product demand and industry capacity; competitive products and pricing; manufacturing efficiencies; cost reductions; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; capital spending by larger customers in the liquid crystal display industry and other businesses; changes in the mix of sales between premium and non-premium products; facility expansions and new plant start-up costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political instability or major health concerns; ability to obtain financing and capital on commercially reasonable terms; adequacy and availability of insurance; capital resource and cash flow activities; capital spending; equity company activities; interest costs; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; changes in key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are identified in Corning's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

                                       ###

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (Unaudited; in millions, except per share amounts)

                                                      For the three months ended              For the year ended
                                                             December 31,                        December 31,
                                                      ---------------------------         --------------------------
                                                          2004           2003                2004           2003
                                                       ---------       ---------          ---------       ---------
Net sales                                              $   1,033       $     820          $   3,854       $   3,090
Cost of sales                                                668             578              2,439           2,241
                                                       ---------       ---------          ---------       ---------

Gross margin                                                 365             242              1,415             849

Operating expenses:
   Selling, general and administrative expenses              174             152                653             599
   Research, development and engineering expenses             98              86                355             344
   Amortization of purchased intangibles                      10               9                 38              37
   Restructuring, impairment and other charges
     and (credits)                                            (5)             21              1,789             111
   Asbestos settlement                                        17              25                 33             413
                                                       ---------       ---------          ---------       ---------

Operating income (loss)                                       71             (51)            (1,453)           (655)

Interest income                                                9               8                 25              32
Interest expense                                             (32)            (36)              (141)           (154)
(Loss) gain on repurchases and retirement of debt, net                                          (36)             19
Other income (expense), net                                   19             (12)                25              (1)
                                                       ---------       ---------          ---------       ---------

Income (loss) before income taxes                             67             (91)            (1,580)           (759)
(Provision) benefit for income taxes                         (34)             46             (1,031)            254
                                                       ---------       ---------          ----------      ---------

Income (loss) before minority interests and
  equity earnings                                             33             (45)            (2,611)           (505)
Minority interests                                            (3)              1                (17)             73
Equity in earnings of associated companies,
  net of impairments                                         133              15                443             209
                                                       ---------       ---------          ---------       ---------

Income (loss) from continuing operations                     163             (29)            (2,185)           (223)
Income from discontinued operations                                                              20
                                                       ---------       ---------          ---------       ---------

Net income (loss)                                      $     163       $     (29)         $  (2,165)      $    (223)
                                                       =========       =========          =========       =========

Basic earnings (loss) per common share from:
  Continuing operations                                $    0.12       $   (0.02)         $   (1.57)      $   (0.18)
  Discontinued operations                                                                      0.01
                                                       ---------       ---------          ---------       ---------
Basic earnings (loss) per common share                 $    0.12       $   (0.02)         $   (1.56)      $   (0.18)
                                                       =========       =========          =========       =========

Diluted earnings (loss) per common share from:
  Continuing operations                                $    0.11       $   (0.02)         $   (1.57)      $   (0.18)
  Discontinued operations                                                                      0.01
                                                       ---------       ---------          ---------       ---------
Diluted earnings (loss) per common share               $    0.11       $   (0.02)         $   (1.56)      $   (0.18)
                                                       =========       =========          =========       =========

The accompanying notes are an integral part of these consolidated financial statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                           CONSOLIDATED BALANCE SHEETS
               (Unaudited; in millions, except per share amounts)


                                                                                                    December 31,
                                                                                              -------------------------
                                                                                                 2004           2003
                                                                                                 ----           ----
Assets

Current assets:
  Cash and cash equivalents                                                                   $   1,224      $     833
  Short-term investments, at fair value                                                             657            433
                                                                                              ---------      ---------
    Total cash, cash equivalents and short-term investments                                       1,881          1,266
  Trade accounts receivable, net                                                                    585            525
  Inventories                                                                                       535            467
  Deferred income taxes                                                                              92            242
  Other current assets                                                                              188            194
                                                                                              ---------      ---------
    Total current assets                                                                          3,281          2,694
                                                                                              ---------      ---------

Investments                                                                                       1,484          1,045
Property, net                                                                                     3,941          3,620
Goodwill and other intangible assets, net                                                           398          1,901
Deferred income taxes                                                                               440          1,225
Other assets                                                                                        166            267
                                                                                              ---------      ---------

Total Assets                                                                                  $   9,710      $  10,752
                                                                                              =========      =========

Liabilities and Shareholders' Equity

Current liabilities:
  Loans payable                                                                               $     478      $     146
  Accounts payable                                                                                  682            333
  Other accrued liabilities                                                                       1,176          1,074
                                                                                              ---------      ---------
    Total current liabilities                                                                     2,336          1,553
                                                                                              ---------      ---------

Long-term debt                                                                                    2,214          2,668
Postretirement benefits other than pensions                                                         600            619
Other liabilities                                                                                   715            412
Commitments and contingencies
Minority interests                                                                                   29             36
Shareholders' equity:
  Preferred stock - Par value $100.00 per share; Shares authorized: 10 million
      Series C mandatory convertible preferred stock - Shares issued: 5.75 million;
      Shares outstanding:  637 thousand and 854 thousand                                             64             85
  Common stock - Par value $0.50 per share; Shares authorized: 3.8 billion
      Shares issued: 1,424 million and 1,401 million                                                712            701
  Additional paid-in capital                                                                     10,363         10,298
  Accumulated deficit                                                                            (7,309)        (5,144)
  Treasury stock, at cost; Shares held: 16 million and 58 million                                  (162)          (574)
  Accumulated other comprehensive income                                                            148             98
                                                                                              ---------      ---------
    Total shareholders' equity                                                                    3,816          5,464
                                                                                              ---------      ---------

Total Liabilities and Shareholders' Equity                                                    $   9,710      $  10,752
                                                                                              =========      =========

The accompanying notes are an integral part of these consolidated financial statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Unaudited; in millions)

                                                            For the three months ended    For the year ended Dec. 31,
                                                           -----------------------------  ---------------------------
                                                           Dec. 31, 2004  Sept. 30, 2004      2004           2003
                                                           -------------  --------------   ---------       ---------
Cash flows from operating activities:
   Income (loss) from continuing operations                   $    163     $ (2,511)       $ (2,185)       $  (223)
   Adjustments to reconcile loss from continuing operations
      to net cash provided by operating activities:
     Depreciation                                                  126          119             485            480
     Amortization of purchased intangibles                          10            9              38             37
     Asbestos settlement                                            17          (50)             33            413
     Restructuring, impairment and other charges and (credits)      (5)       1,794           1,789            111
     Loss (gain) on repurchases and retirement of debt                            4              36            (19)
     Undistributed earnings of associated companies               (122)        (107)           (321)           (97)
     Minority interests, net of dividends paid                       3            3              17            (77)
     Deferred taxes                                                  8          974             947           (263)
     Interest expense on convertible debentures                                   1               4             18
     Restructuring payments                                        (10)         (18)            (85)          (233)
     Income tax refund                                                                                         191
     Customer deposits                                             104          100             204
     Employee benefit payments in excess of expense                 (7)          (4)            (19)          (142)
     Changes in certain working capital items:
       Trade accounts receivable                                   (11)          14             (40)
       Inventories                                                 (16)         (19)            (68)           108
       Other current assets                                         18          (32)             (7)            49
       Accounts payable and other current liabilities, net of
         restructuring payments                                    132           35             161           (219)
     Other, net                                                    (44)          24              20             (1)
                                                              --------     --------        --------        -------
Net cash provided by operating activities                          366          336           1,009            133
                                                              --------     --------        --------        -------

Cash Flows from Investing Activities:
   Capital expenditures                                           (301)        (254)           (857)          (366)
   Net proceeds from sale of businesses                                         100             100              9
   Net proceeds from sale or disposal of assets                      3           11              49             46
   Short-term investments - acquisitions                          (284)        (263)         (1,253)        (1,584)
   Short-term investments - liquidations                           217          296           1,027          1,814
   Other, net                                                        6            1              12              3
                                                              --------     --------        --------        -------
Net cash used in investing activities                             (359)        (109)           (922)           (78)
                                                              --------     ---------       --------        -------

Cash Flows from Financing Activities:
   Net repayments of loans payable                                  (4)        (102)           (115)          (162)
   Proceeds from issuance of long-term debt, net                                 46             442
   Repayments of long-term debt                                                  (4)           (154)        (1,208)
   Proceeds from issuance of common stock, net                       9            9              42            657
   Cash dividends to preferred shareholders                         (1)          (1)             (7)           (19)
   Proceeds from the exercise of stock options                      15            7              49              9
   Other, net                                                        8                            8             15
                                                              --------     --------        --------        -------
Net cash provided by (used in) financing activities                 27          (45)            265           (708)
                                                              --------     ---------       --------        -------
Effect of exchange rates on cash                                    43            1              39             60
                                                              --------     --------        --------        -------
Net increase (decrease) in cash and cash equivalents                77          183             391           (593)
Cash and cash equivalents at beginning of period                 1,147          964             833          1,426
                                                              --------     --------        --------        -------

Cash and cash equivalents at end of period                    $  1,224     $  1,147        $  1,224        $   833
                                                              ========     ========        ========        =======

The accompanying notes are an integral part of these consolidated financial statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                 SEGMENT RESULTS
                            (Unaudited; in millions)


Our   reportable    operating    segments    include    Display    Technologies,
Telecommunications, Environmental Technologies and Life Sciences.

                                                Display     Telecom-    Environmental   Life   Unallocated   Consolidated
                                             Technologies  munications  Technologies  Sciences  and Other       Total
                                             ------------  -----------  ------------- -------- -----------   ------------
For the three months ended December 31, 2004
Net sales                                      $   311      $   423       $    130    $     71    $     98    $  1,033
Research, development and engineering
  expenses (1)                                 $    26      $    21       $     23    $     11    $     17    $     98
Restructuring, impairment and other charges
  and (credits)                                             $     1                               $     (6)   $     (5)
Interest expense (2)                           $    15      $     9       $      5    $      1    $      2    $     32
(Provision) benefit for income taxes           $   (49)     $     4       $      5                $      6    $    (34)
Income (loss) before minority interests and
  equity earnings (3)                          $    67      $    (9)      $     (7)               $    (18)   $     33
Minority interests (4)                                            1                                     (4)         (3)
Equity in earnings of associated companies,
  net of impairments (5)                            84           (1)             1                      49         133
                                               -------      -------       --------    --------    --------    --------
Net income (loss)                              $   151      $    (9)      $     (6)   $      0    $     27    $    163
                                               =======      =======       ========    ========    ========    ========

For the three months ended December 31, 2003
Net sales                                      $   199      $   357       $    123    $     66    $     75    $    820
Research, development and engineering
  expenses (1)                                 $    19      $    25       $     24    $      7    $     11    $     86
Restructuring, impairment and other charges
  and (credits)                                             $    (6)                              $     27    $     21
Interest expense (2)                           $    12      $    16       $      4    $      1    $      3    $     36
(Provision) benefit for income taxes           $   (15)     $    32       $      1                $     28    $     46
Income (loss) before minority interests and
  equity earnings (3)                          $    31      $   (17)      $     (2)   $     (1)   $    (56)   $    (45)
Minority interests (4)                                                                                   1           1
Equity in earnings of associated companies,
  net of impairments (5)                            50           (1)                                   (34)         15
                                               -------      -------       --------    --------    --------    --------
Net income (loss)                              $    81      $   (18)      $     (2)   $     (1)   $    (89)   $    (29)
                                               =======      =======       ========    ========    ========    ========

                                                Display     Telecom-    Environmental   Life   Unallocated   Consolidated
                                             Technologies  munications  Technologies  Sciences   and Other       Total
                                             ------------  -----------  ------------- -------- -----------   ------------

For the year ended December 31, 2004
Net sales                                      $ 1,113      $ 1,539       $    548    $    304    $    350    $  3,854
Research, development and engineering
  expenses (1)                                 $    83      $    90       $     87    $     38    $     57    $    355
Restructuring, impairment and other charges
  and (credits)                                             $ 1,798                               $     (9)   $  1,789
Interest expense (2)                           $    52      $    50       $     22    $      5    $     12    $    141
(Provision) benefit for income taxes           $  (146)     $    29                   $     (6)   $   (908)   $ (1,031)
Income (loss) before minority interests and
  equity earnings (3)                          $   258      $(1,862)      $      3    $     12    $ (1,022)   $ (2,611)
Minority interests (4)                                            2                                    (19)        (17)
Equity in earnings of associated companies,
  net of impairments (5)                           288          (33)             1                     187         443
Income from discontinued operations                                                                     20          20
                                               -------      -------       --------    --------    --------    --------
Net income (loss)                              $   546      $(1,893)      $      4    $     12    $   (834)   $ (2,165)
                                               =======      =======       ========    ========    ========    ========

For the year ended December 31, 2003
Net sales                                      $   595      $ 1,426       $    476    $    281    $    312    $  3,090
Research, development and engineering
  expenses (1)                                 $    55      $   120       $     87    $     28    $     54    $    344
Restructuring, impairment and other charges
  and (credits)                                             $   (36)                              $    147    $    111
Interest expense (2)                           $    39      $    75       $     19    $      5    $     16    $    154
(Provision) benefit for income taxes           $   (45)     $    78       $     (5)   $     (7)   $    233    $    254
Income (loss) before minority interests and
  equity earnings (3)                          $    91      $  (158)      $      9    $     14    $   (461)   $   (505)
Minority interests (4)                                                                                  73          73
Equity in earnings of associated companies,
  net of impairments (5)                           144          (11)                                    76         209
                                               -------      -------       --------    --------    --------    --------
Net income (loss)                              $   235      $  (169)      $      9    $     14    $   (312)   $   (223)
                                               =======      =======       ========    ========    ========    ========

(1) Non-direct research, development and engineering expenses are allocated to segments based upon direct project spending for each segment.
(2) Interest expense is allocated to segments based on a percentage of segment net operating assets. Consolidated subsidiaries with independent capital structures do not receive additional allocations of interest expense.
(3) Many of Corning's administrative and staff functions are performed on a centralized basis. Where practicable, Corning charges these expenses to segments based upon the extent to which each business uses a centralized function. Other staff functions, such as corporate finance, human resources and legal are allocated to segments, primarily as a percentage of sales.
(4) Minority interests include the following restructuring, impairment and other charges and (credits):
     .    For 2004,  gains from the sale of Corning Asahi Video Products Company
          (CAV) assets in excess of assumed salvage value of $17 million, and reversals of CAV severance reserves of $2 million.
     . For 2003, impairment charges for long-lived assets of CAV and exit costs of $57 million.
(5) Equity in earnings of associated companies, net of impairments includes the following restructuring and impairment charges:
     . $35 million and $7 million of charges to impair equity method investments in the Telecommunications segment to their estimated fair value in 2004 and 2003, respectively.
     . In 2004, Dow Corning Corporation recorded charges related to restructuring actions and adjustments to interest liabilities recorded on its emergence from bankruptcy. Our equity earnings included $21 million related to these charges.
     . In 2003, Samsung Corning Co., Ltd. recorded asset impairment charges. Our equity earnings included $66 million related to these charges.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                 SEGMENT RESULTS
                            (Unaudited; in millions)


A reconciliation of reportable segment net income (loss) to consolidated net income (loss) follows:

                                                             For the three months             For the year
                                                              ended December 31,           ended December 31,
                                                              ------------------           ------------------
                                                              2004         2003            2004           2003
                                                              ----         ----            ----           ----
Net income (loss) of reportable segments                    $   136      $     60       $  (1,331)      $    89
Non-reportable operating segments net income (loss) (1)           6           (91)             16          (139)
Unallocated amounts:
    Non-segment loss and other (2)                               (3)          (18)            (13)          (51)
    Non-segment restructuring, impairment and
       other (charges) and credits                               (1)                            4           (13)
    Asbestos settlement                                         (17)          (25)            (33)         (413)
    Interest income                                               9             8              25            32
    (Loss) gain on repurchases of debt                                                        (36)           19
    (Provision) benefit for income taxes (3)                     (2)           18            (933)          170
    Equity in earnings of associated companies,
       net of impairments (4)                                    35            19             116            83
    Income from discontinued operations                                                        20
                                                            -------      --------       ---------       -------
Net income (loss)                                           $   163      $    (29)      $  (2,165)      $  (223)
                                                            =======      ========       =========       =======

(1) Non-reportable operating segments net income (loss) includes the results of non-reportable operating segments.
(2) Non-segment loss and other includes the results of non-segment operations and other corporate activities.
(3) (Provision) benefit for income taxes includes tax associated with non-segment restructuring, impairment and other (charges) and credits.
(4) Equity in earnings of associated companies, net of impairments includes amounts derived from corporate investments, primarily Dow Corning Corporation in 2004 and 2003.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


1.   Restructuring, Impairment and Other Charges and (Credits)

We recorded net credits of $5 million ($3 million after-tax and minority interest) for adjustments to prior periods' restructuring and impairment charges.

2.   Asbestos Settlement

On March 28, 2003, we announced that we had reached agreement with the representatives of asbestos claimants for the settlement of all current and future asbestos claims against us and Pittsburgh Corning Corporation ("PCC"), which might arise from PCC products or operations. Accordingly, we recorded a charge of $298 million in the first quarter of 2003. The charge included the value of 25 million shares of Corning common stock that we will contribute as part of the settlement. Also at that time, we indicated that any changes in the value of our common stock contribution would be recognized in our quarterly results through the date of contribution to the settlement trust. As required, we recorded a mark-to-market charge of $17 million in the fourth quarter of 2004 reflecting the increase in Corning's common stock from September 30 to December 31, 2004. Beginning with the first quarter of 2003, we have recorded total net charges of $446 million to reflect the initial settlement and to mark-to-market the value of our common stock. We will make our contributions to the settlement trust under the agreement after the plan is approved, becomes effective and is no longer subject to appeal.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                           QUARTERLY SALES INFORMATION
                            (Unaudited; in millions)

                                                                                  2004
                                                     -------------------------------------------------------------

                                                                    Three Months Ended
                                                     ------------------------------------------------
                                                      March 31     June 30      Sept. 30      Dec. 31       Total
                                                     ---------   ----------     --------     --------     --------
Display Technologies                                 $    230    $     277      $   295      $   311      $  1,113

Telecommunications
   Fiber and cable                                        149          192          202          212           755
   Hardware and equipment                                 163          200          210          211           784
                                                     --------     --------      -------      -------      --------
                                                          312          392          412          423         1,539

Environmental Technologies                                141          141          136          130           548

Life Sciences                                              79           79           75           71           304

Other
   Conventional video components                            2                                                    2
   Other businesses                                        80           82           88           98           348
                                                     --------     --------      -------      -------      --------
                                                           82           82           88           98           350

Total                                                $    844     $    971      $ 1,006      $ 1,033      $  3,854
                                                     ========     ========      =======      =======      ========

                                                                                  2003
                                                     -------------------------------------------------------------

                                                                    Three Months Ended
                                                     ------------------------------------------------
                                                      March 31     June 30      Sept. 30      Dec. 31       Total
                                                     ---------    ---------     --------     --------     --------
Display Technologies                                 $    117     $    135      $   144      $   199      $    595

Telecommunications
   Fiber and cable                                        193          178          209          180           760
   Hardware and equipment                                 141          154          151          166           612
   Photonic technologies                                   18           15           10           11            54
                                                     --------     --------      -------      -------      --------
                                                          352          347          370          357         1,426

Environmental Technologies                                115          117          121          123           476

Life Sciences                                              73           72           70           66           281

Other
   Conventional video components                           25           24           14            2            65
   Other businesses                                        64           57           53           73           247
                                                     --------     --------      -------      -------      --------
                                                           89           81           67           75           312

Total                                                $    746     $    752      $   772      $   820      $  3,090
                                                     ========     ========      =======      =======      ========

The above supplemental information is intended to facilitate analysis of Corning's businesses.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                      Three Months Ended December 31, 2004
           (Unaudited; amounts in millions, except per share amounts)

--------------------------------------------------------------------------------
Corning's net income and earnings per share (EPS) excluding special items for the fourth quarter of 2004 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measure.
--------------------------------------------------------------------------------

                                                                            Per         Income Before         Net
                                                                           Share        Income Taxes        Income
                                                                         -------        -------------       -------
Earnings per share (EPS) and net income,
  excluding special items                                                $  0.12          $    79           $   177

Special items:
     Restructuring, impairment and other (charges) and credits (a)                              5                 3

     Asbestos settlement (b)                                               (0.01)             (17)              (17)
                                                                         -------          -------           -------

Total EPS and net income                                                 $  0.11          $    67           $   163
                                                                         =======          =======           =======

(a) Corning recorded net credits of $5 million ($3 million after-tax and minority interest) for adjustments to prior periods' restructuring and impairment charges, primarily in the Telecommunications segment.

(b) As part of Corning's asbestos settlement arrangement to be incorporated into the Pittsburgh Corning Corporation reorganization plan, Corning will contribute, when the reorganization plan becomes effective, 25 million shares of Corning common stock to a trust. This portion of the asbestos liability requires quarterly adjustment based upon movements in Corning's common stock price prior to contribution of the shares to the trust. In the fourth quarter of 2004, Corning recorded a charge of $17 million for the change in its common stock price of $11.77 at December 31, 2004 compared to $11.08, the common stock price at September 30, 2004.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                          Year Ended December 31, 2004
           (Unaudited; amounts in millions, except per share amounts)

--------------------------------------------------------------------------------
Corning's net income and earnings per share (EPS) excluding special items for the year ended December 31, 2004 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.
--------------------------------------------------------------------------------

                                                                          Per      Income (Loss) Before          Net
                                                                         Share         Income Taxes         Income (Loss)
                                                                       -------     --------------------     -------------
Earnings per share (EPS) and net income,
  excluding special items                                              $  0.45           $    278           $    674

Special items:
     Restructuring, impairment and other (charges) and credits (a)       (1.29)            (1,789)            (1,802)

     Asbestos settlement (b)                                             (0.01)               (33)               (30)

     Loss on repurchases and retirement of debt, net (c)                 (0.02)               (36)               (34)

     (Provision) benefit for income taxes (d)                            (0.67)                                 (937)

     Equity in earnings of associated companies, net of impairments (e)  (0.03)                                  (56)

     Income from discontinued operations (f)                              0.01                                    20
                                                                       -------           --------           --------

Total EPS and net loss                                                 $ (1.56)          $ (1,580)          $ (2,165)
                                                                       =======           ========           ========

(a) Corning recorded charges of $1.789 billion ($1.802 billion after-tax and minority interest) primarily related to the impairment of goodwill and fixed assets in the Telecommunications segment.

(b) As part of Corning's asbestos settlement arrangement to be incorporated into the Pittsburgh Corning Corporation reorganization plan, Corning will contribute, when the reorganization plan becomes effective, 25 million shares of Corning common stock to a trust. This portion of the asbestos liability requires quarterly adjustment based upon movements in Corning's common stock price prior to contribution of the shares to the trust. For 2004, Corning recorded a charge of $33 million ($30 million after-tax) for the change in its common stock price of $11.77 at December 31, 2004 compared to $10.43, the common stock price at December 31, 2003.

(c) During 2004, Corning retired a significant portion of long-term debt, resulting in a loss of $36 million ($34 million after-tax).

(d) In the third quarter of 2004, Corning increased income tax expense by $937 million as a result of the company's decision to provide a valuation allowance against a significant portion of its deferred tax assets.

(e) This amount reflects charges of $35 million for impairments of certain non-strategic equity method investments in Corning's Telecommunications segment and $21 million related to restructuring actions and bankruptcy related charges recorded by Dow Corning Corporation.

(f) This gain relates to the final settlement of escrowed proceeds from the 2002 sale of Corning's precision lens business to 3M Company.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                          Year Ended December 31, 2003
           (Unaudited; amounts in millions, except per share amounts)

--------------------------------------------------------------------------------
Corning's net income and earnings per share (EPS) excluding special items for the year ended December 31, 2003 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.
--------------------------------------------------------------------------------

                                                                            Per          Loss Before          Net
                                                                           Share        Income Taxes     Income (Loss)
                                                                         -------        ------------     -------------
Earnings per share (EPS) and net income,
  excluding special items                                                $  0.10          $   (254)        $    128

Special items:
     Restructuring, impairment and other (charges) and credits (a)         (0.02)             (111)             (26)

     Asbestos settlement (b)                                               (0.21)             (413)            (263)

     Gain on repurchases and retirement of debt, net (c)                    0.01                19               12

     Equity in earnings of associated companies, net of impairments (d)    (0.06)                               (74)
                                                                         -------          --------         --------

Total EPS and net loss                                                   $ (0.18)         $   (759)        $   (223)
                                                                         =======          ========         ========

(a) Corning recorded net charges of $111 million ($26 million after-tax) for our decision to shutdown Corning Asahi Video Products Company, exit the photonics technologies business within our Telecommunications segment, and shutdown two of our Specialty Materials manufacturing facilities. The charges for these actions were partially offset by credits to prior periods' restructuring plans, most notably for our decision not to exit two cabling sites previously marked for shutdown in 2002.

(b) As part of Corning's asbestos settlement arrangement to be incorporated into the Pittsburgh Corning Corporation reorganization plan, Corning will contribute, when the reorganization plan becomes effective, 25 million shares of Corning common stock and our investment in Pittsburgh Corning Europe to a trust. This charge represents recording the initial liability based on the terms of the settlement agreement ($298 million) plus the charge to reflect movements in Corning's common stock price from the settlement arrangement date and December 31, 2003 ($115 million).

(c) During 2004, Corning retired a significant portion of long-term debt, resulting in a gain of $19 million ($12 million after-tax).

(d) This amount primarily reflects our portion of asset impairment charges recorded by our equity method investment, Samsung Corning Co., Ltd.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                          Year Ended December 31, 2004
                        (Unaudited; amounts in millions)

--------------------------------------------------------------------------------
Corning's comment, "This is the second consecutive year that we have achieved a $500 million improvement in profitability before special items..." is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting a non-GAAP improvement in net income is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measure.
--------------------------------------------------------------------------------

                                                                    Net Income                         Improvement
                                                         For the years ended December 31,        ----------------------
                                                     ----------------------------------------      2004          2003
                                                       2004 (a)     2003 (a)         2002         vs. 2003     vs. 2002
                                                     -----------  -----------     -----------    ---------    ---------

Net income, excluding special items                  $     674    $     128       $   (392)      $     546    $     520
                                                                                                 =========    =========

Special items:
Restructuring, impairment and other (charges)
  and credits (b)                                       (1,802)         (26)        (1,462)

Asbestos settlement                                        (30)        (263)

(Loss) gain on repurchases and retirement of
  debt, net (c)                                            (34)          12            108

(Provision) benefit for income taxes                      (937)

Equity in earnings of associated companies,
  net of impairments (d)                                   (56)         (74)           (34)

Income from discontinued operations (e)                     20                         478
                                                     ---------    ---------       --------

Net loss                                             $  (2,165)   $    (223)      $ (1,302)
                                                     =========    =========       ========

(a) For 2004 and 2003, refer to separate reconciliations of non-GAAP financial measure to the comparable GAAP measure for an explanation of the special items being excluded.

2002 Special Items:

(b) Corning recorded total net charges of $2.08 billion ($1.462 billion after-tax and minority interest) related to the following significant actions: restructuring charges of $1.271 billion ($929 million after-tax and minority interest) for the closure of facilities, workforce reductions and abandonment of certain construction projects, mostly in our Telecommunications segment; $400 million ($294 million after-tax) for the impairment of goodwill in our Telecommunications segment; and $409 million ($239 million after-tax) for the impairment of assets of our photonic technologies and conventional video components businesses.

(c) During 2002, Corning retired a significant portion of long-term debt resulting in a gain of $176 million ($108 million after-tax).

(d) This amount reflects charges for impairments of certain equity method investments in Corning's Telecommunications segment.

(e) On December 13, 2002, Corning completed the sale of our precision lens business to 3M Company for approximately $800 million in cash and recorded a gain on the sale of $652 million ($415 million after-tax) included in income from discontinued operations. The remaining $63 million, net of tax, of income from discontinued operations represents the 2002 operating results of the precision lens business prior to the sale to 3M Company.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                      Three months ended December 31, 2004
                        (Unaudited; amounts in millions)

--------------------------------------------------------------------------------
Corning's comment, "...Excluding special items, our net income improved by $125 million, and our EPS was three times what it was last year" is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting a non-GAAP improvement in net income is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measure.
--------------------------------------------------------------------------------

                                                       Net Income (Loss)
                                                      for the three months
                                                        ended December 31,           Improvement - 2004 vs. 2003
                                                     -----------------------         ----------------------------
                                                        2004         2003              Net Income        EPS
                                                     ---------    ---------            ----------     ----------
Net income, excluding special items                  $     177    $      52             $    125       3 times (a)
                                                                                        ========       =======

Special items:
Restructuring, impairment and other (charges)
  and credits                                                3            2

Asbestos settlement                                        (17)         (17)

Equity in earnings of associated companies,
  net of impairments                                                    (66)
                                                     ---------    ---------

Net income (loss)                                    $     163    $     (29)
                                                     =========    =========

(a) For the fourth quarter of 2004, Corning's earnings per share (EPS) excluding special items was $0.12 (refer to separate reconciliation to the comparable GAAP EPS measure of $0.11). For the fourth quarter of 2003, Corning had a net loss of ($29) million, or $(0.02) per share. Excluding net special charges of $81 million, Corning's EPS would have been $0.04.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                        Three Months Ended March 31, 2005
           (Unaudited; amounts in millions, except per share amounts)

--------------------------------------------------------------------------------
Corning's earnings per share (EPS) excluding special items for the first quarter of 2005 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles
(GAAP). The company believes presenting non-GAAP EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measure.
--------------------------------------------------------------------------------

                                                                                          Range
                                                                                  ----------------------
Guidance: EPS excluding special items                                             $0.11            $0.13

Special items:
     Restructuring, impairment and other (charges) and credits (a)

     Asbestos settlement (b)

     (Loss) gain on repurchases and retirements of debt, net (c)                  -----            -----

Earnings per share



        ----------------------------------------------------------------
        This schedule will be updated as additional announcements occur.
        ----------------------------------------------------------------


(a) From time to time, Corning may need to make adjustments to estimates used in the determination of prior year restructuring and impairment charges, which could result in a gain or loss during the quarter.

(b) As part of Corning's asbestos settlement arrangement to be incorporated into the Pittsburgh Corning Corporation reorganization plan, Corning will contribute, when the reorganization plan becomes effective, 25 million shares of Corning common stock to a trust. The common stock will be contributed to the trust, after the plan has been approved by the asbestos claimants and bankruptcy court. The portion of the asbestos liability to be settled in common stock requires adjustment each quarter based upon movements in Corning's common stock price prior to contribution of the shares to the trust. In the first quarter of 2005, Corning will record a charge or credit for the change in its common stock price as of March 31, 2005 compared to $11.77, the common stock price at December 31, 2004.

(c) From time to time, Corning may repurchase or retire debt, which could result in a gain or loss during the quarter.


Please note that the company may pursue other financing, restructuring and divestiture activities at any time in the future, and that the potential impact of these events is not included within Corning's first quarter 2005 guidance.

This schedule contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are based on current expectations and involve certain risks and uncertainties. Actual results may differ from those projected in the forward looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward looking statements is contained in the Securities and Exchange Commission filings of this Company.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                  Three Months and Year Ended December 31, 2004
                        (Unaudited; amounts in millions)

--------------------------------------------------------------------------------
Corning's free cash flow financial measures for the three months and year ended December 31, 2004 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP financial measures is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.
--------------------------------------------------------------------------------

                                                                     For the three               For the
                                                                     months ended               year ended
                                                                   December 31, 2004         December 31, 2004
                                                                   -----------------         -----------------
Operating cash flow                                                    $     366                 $   1,009

Less: Investing cash flow                                                   (359)                     (922)

Plus:  Short-term investments - acquisitions                                 284                     1,253

Less:  Short-term investments - liquidations                                (217)                   (1,027)
                                                                       ---------                 ---------

Free cash flow                                                         $      74                 $     313
                                                                       =========                 =========